UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2009

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia	22314
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01             Other Events.

On January 9, 2009, AvalonBay Communities, Inc. (the “Company”) announced it commenced a cash tender offer (the “Tender Offer”) for any and all of its notes (the “Notes”) set forth below. The consideration payable per $1,000 principal amount of each series of the Notes is set forth below under the column entitled “Price Per $1,000 Principal Amount of Notes.” In addition, the Company will pay to holders any accrued and unpaid interest to, but not including, the payment date for the Notes purchased in the Tender Offer, which is expected to be the next business day following January 16, 2009.

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Price Per $1,000 Principal Amount of Notes
05348E AB5	7.50% Medium-Term Notes due August 1, 2009	$140,000,000	$1,000
05348E AD1	7.50% Medium-Term Notes due December 15, 2010	$200,000,000	$980

Additional terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated January 9, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”).  The Offer will expire at 11:59 p.m., New York City time, on Friday, January 16, 2009 unless extended or earlier terminated (the “Expiration Time”).  Under certain circumstances, and as more fully described in the Offer to Purchase, the Company may terminate the Tender Offer before the Expiration Time.  Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time, and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time.  The Company expects to use available cash and borrowings under its $1 billion unsecured revolving credit facility to pay the purchase price and accrued and unpaid interest for all Notes that it purchases pursuant to the Tender Offer.  The Notes purchased pursuant to the Tender Offer are expected to be cancelled.

A copy of the press release announcing the Tender Offer is filed herewith as Exhibit 99.1.

ITEM 9.01             Financial Statements and Exhibits.

(d)                  Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 9, 2009 regarding the Tender Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

January 9, 2009
	By:	/s/ Thomas J. Sargeant
Name: Thomas J. Sargeant
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 9, 2009 regarding the Tender Offer.